                                                                    Exhibit 14.1

                              ENCLAVES GROUP, INC.

                        GUIDELINES FOR BUSINESS CONDUCT:

                         ENCLAVES GROUP'S CODE OF ETHICS
                      FOR DIRECTORS, OFFICERS AND EMPLOYEES

         Enclaves Group's  reputation for integrity in the marketplace is one of our company's most important  corporate  assets.  Maintaining  our "tradition of trust" with tenants, colleagues, shareholders, regulators and the general public is the obligation of every Enclaves Group director, officer and employee. We can fulfill this obligation by adhering to high professional standards of excellence and integrity and to the key principles of business  conduct in the  performance of our duties.

         Guidelines for Business Conduct sets forth these key principles,  which are supported by specific,  detailed  practices and procedures  contained in the
Enclaves Group Employee Manual, as well as policies adopted by specific business or support groups  ("Group  Policies").  Of course,  the Enclaves Group Employee
Manual set the overall tone for how Enclaves Group conducts its business.

         Honest mistakes made in the course of business may be tolerated, but we will not  tolerate  violations  of law or  regulation  or  lapses  in  ethics or integrity.  We must comply with those laws,  rules and  regulations and policies that govern or apply to Enclaves Group's  businesses,  and all must abide by the letter  and the spirit of these  laws,  rules,  regulations  and  policies.  Our business is predicated on having the trust and respect of our tenants and on our integrity and good  judgment.  The  appearance  of improper  behavior is just as damaging to the trust and respect of our tenants as is actual impropriety.

         Detailed  policies  and  compliance  procedures  are set  forth  in the
Enclaves Group  Employee  Manual and in the various Group  Policies,  additional copies of which are all  available,  free of  charge,  upon  request.  No set of policies and procedures,  however,  can be all  encompassing,  and employees are encouraged to consult the Board of Directors or senior management for advice.

         By adhering to exemplary  standards  and  conducting  our business with excellence and integrity,  we enhance Enclaves Group's  reputation and cultivate the growth of our  business.  All of us must take  personal  responsibility  for conducting  ourselves in a way that reflects  positively on our company and that is in keeping with our Group  Policies,  Employee Manual and with the letter and spirit of the Guidelines for Business Conduct.

Daniel G. Hayes
President and Chief Executive Officer

August 2005

                              CONFLICTS OF INTEREST

    AVOID CONFLICTS OF INTEREST IN PERFORMING YOUR DUTIES AND SEEK ADVICE OF
      MANAGEMENT AND COUNSEL WHEN ANY ACTUAL OR POTENTIAL CONFLICTS ARISE.

         Enclaves  Group  directors  and  employees  must avoid  engaging in any outside  business or other  activity  that might  create a conflict of interest, create a perception  of  impropriety  or jeopardize  the company's  integrity or reputation.  A  "conflict  of  interest"  occurs  when  your  personal  interest interferes  -- or even appears to interfere -- in any way with the  interests of
Enclaves Group. Every Enclaves Group person must avoid activities,  interests or associations  that  might  interfere  or  even  appear  to  interfere  with  the independent  exercise  of good  judgment  in the conduct of his or her duties or with the best interests of our company,  our tenants,  our  stockholders  or the public.

         While it is impossible to foresee every  potential  conflict that could arise,  all Enclaves  Group  persons  must be sensitive to potential  conflicts, bring them to the attention of management or the Audit Committee of the Board of
Directors and avoid them where  possible.  If a conflict  cannot be avoided,  it must be managed in an  ethical,  responsible  manner and so as not to create the perception of impropriety.

         All  Enclaves  Group   employees  must  report  all  outside   business
activities,  including ownership of privately held stock and limited partnership interests,  to their  managers  and to the Board of  Directors  so a review  for potential  conflicts of interest can be conducted.  Outside business  activities and interests include serving as a partner or a stockholder in another business, as an officer in a family-owned corporation or as an outside director of another company.  The appropriateness of a Enclaves Group employee engaging in these and
other  types  of  outside   business   activities,   interests   or   investment
opportunities  depends on many  factors,  including the nature and extent of the outside interest,  the potential for conflicts of interest, and the relationship between Enclaves Group and the outside entities and the duties involved.

         An Enclaves Group employee must receive prior written  approval for any outside business activity and private investment. You have an obligation to keep
Enclaves Group  apprised of these  activities  and provide  updated  information about the outside interests.

         Service  by any  Enclaves  Group  employee  as a  director,  officer or employee of any other  corporation  or business must be authorized in writing by the Audit Committee of the Board of Directors. Unless approved in writing by the
Audit Committee of the Board of Directors,  no Enclaves Group employee may serve as a director of a publicly traded company.

         Directors of Enclaves Group should inform the Corporate Secretary prior to accepting  appointments  to the boards of directors or advisory boards of any public or privately held company. The disclosure requirements and other possible conflict-of-interest issues involved must be analyzed and discussed.

         All  Enclaves  Group  persons  are  required  to notify and receive the approval of the Audit Committee of the Board of Directors before committing to a candidacy for elective office or a formal  position on a campaign  committee and before accepting an appointment to a public or civic office. Enclaves Group must take steps to ensure that  conflicts of interest are not raised by such campaign or public service. In general, an Enclaves Group person may run for and serve in local,  elective or appointed  civic offices,  provided the activity,  including campaigning:

         o      occurs outside work hours;

         o      involves no use of Enclaves  Group's  name,  facilities,  tenant lists, other corporate assets or corporate funding;

         o      is confined solely to the person's capacity as a private citizen and not as a representative of Enclaves Group; and

         o      does not present an actual or perceived conflict of interest for
                Enclaves  Group,  as determined in the sole judgment of Enclaves
                Group.

         No finders' fees for business  brought to Enclaves  Group by a Enclaves
Group  person  holding a political  or  government  office will be paid  without approval by the Audit Committee of the Board of Directors.

         Enclaves  Group  employees  may support  others in their  campaigns for public  office  provided  that the  support or  contribution  complies  with the
Enclaves Group policy on political contributions and that the time spent on such activity  is outside  the  employee's  work  hours and  Enclaves  Group's  name, facilities or corporate funds are not used. However, under no circumstances will
Enclaves  Group  directly or indirectly  reimburse any Enclaves Group person for his or her individual contribution.

         Enclaves Group directors may not use Enclaves Group's name,  facilities or corporate funds in connection with their support of a political candidate.

                             CORPORATE OPPORTUNITIES

       DO NOT ADVANCE PERSONAL INTERESTS AT THE EXPENSE OF ENCLAVES GROUP.

         Enclaves  Group  persons  owe a duty to  Enclaves  Group to advance the company's  legitimate  interests  to the best of their  abilities  whenever  the opportunity  arises.  Enclaves  Group  persons  must  not  take  for  themselves personally  opportunities  they  discover  through  the  use of  Enclaves  Group property,  information or position in violation of Enclaves Group  policies.  In addition, Enclaves Group property,  information or position must not be used for personal gain. No Enclaves Group person may compete with Enclaves Group.

                           CONFIDENTIALITY OBLIGATIONS

  PROTECT CONFIDENTIALITY OF INFORMATION, INCLUDING ENCLAVES GROUP INFORMATION.

         Enclaves Group persons must maintain the confidentiality of information entrusted to them by Enclaves Group and provided by our tenants and vendors.  In the conduct of its business,  Enclaves  Group receives a great deal of nonpublic information.  Much of this  information may be sensitive,  with the potential to affect market conditions,  negotiations, strategic positioning and relationships with tenants,  competitors  or vendors.  All employees must exercise care not to misuse nonpublic information obtained during their employment,  including tenant lists,  information  about  Enclaves Group  personnel and tenants,  and business plans and ideas. The obligation to maintain the  confidentiality  of information may be subject to legal or regulatory requirements to disclose that information.
In such  cases,  the Audit  Committee  of the Board of  Directors  will help you determine what disclosure is required.

         No Enclaves Group employee may provide nonpublic corporate  information to persons outside Enclaves Group,  including the media, unless authorized to do
so.  In all  cases,  employees  must  refer  media  inquiries  to the  Corporate
Secretary.  Only designated Enclaves Group spokespersons may provide comments to the media.

         Before publishing, making speeches or giving interviews, Enclaves Group employees  must get approval  from their  managers.  If a  publication,  speech, interview or  appearance  may be of public  interest and may reflect on Enclaves
Group,  employees  must notify the public  relations  officer for their business group or region.

         Enclaves  Group  protects  the  confidentiality  and security of tenant information.  Enclaves  Group's Privacy Policy for tenant  information  provides that:

         o      Enclaves   Group  does  not  sell  or  rent  tenants'   personal
                information.

         o      Employees  may not  discuss the  business  affairs of any tenant with any other person, except on a strict need-to-know basis.

         o      Enclaves  Group does not  release  tenant  information  to third parties,  except upon a tenant's authorization or when permitted or required by law.

         o      Third-party  service providers and vendors with access to tenant information are required to keep tenant information confidential and use it only to provide services to or for Enclaves Group.

                                  FAIR DEALING

       EVERY ENCLAVES GROUP PERSON MUST DEAL FAIRLY WITH ENCLAVES GROUP'S
               TENANTS, VENDORS, COMPETITORS AND FELLOW EMPLOYEES.

         Enclaves Group seeks to excel and outperform our  competitors  honestly and fairly.  Competitive  advantage must result from superior  performance,  not unethical or illegal business dealings.

         Every  Enclaves  Group  person must deal fairly with  Enclaves  Group's tenants, vendors, competitors and fellow employees. No Enclaves Group person may take unfair advantage of anyone through unethical or illegal  measures,  such as manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices. It is improper, and may be illegal,  to hire  competitors'  employees  for the purpose of  obtaining  trade secrets or other proprietary information.

         It is also against  Enclaves  Group policy to seek  increased  sales by disparaging  the  products  and  services  of  other  companies.  Our goal is to increase business by offering superior products and services.  Accordingly,  all
Enclaves  Group  advertising  must  be  truthful,  not  deceptive  and  in  full
compliance  with  applicable  laws,   regulations  and  company  policies.   All
advertising and marketing  materials must be approved pursuant to the procedures established in each of the business units across the company.

         All  Enclaves  Group  persons  must guard  against  unfair  competitive practices  and exercise  extreme  caution to avoid  conduct  that might  violate
antitrust  laws  or  other  rules   prohibiting   anti-competitive   activities.
Violations may carry criminal penalties. If a competitor or third party proposes to discuss unfair collusion,  price-fixing or other anti-competitive activities, your  responsibility  is to  object,  terminate  the  conversation  or leave the meeting and report the incident  promptly to the Audit Committee of the Board of
Directors.  Employees must avoid any discussion with  competitors of proprietary or confidential  information,  business plans or topics such as pricing or sales policies -- the  discussion of which could be viewed as an attempt to make joint rather than independent business decisions.

         No Enclaves Group person or member of their  families may,  directly or indirectly,  accept or receive  bonuses,  fees,  gifts,  frequent  or  excessive entertainment, or any similar form of consideration that is of more than nominal value from any person or entity with which  Enclaves Group does, or seeks to do, business.  It also is  generally  against  corporate  policy  to give  gifts  or gratuities  other than within accepted  guidelines  without  receiving  specific approval by the Audit  Committee of the Board of  Directors.  Employees  may not
give gifts of any value to government officials without specific approval by the
Audit Committee of the Board of Directors.

         Enclaves Group policy forbids  bribes,  payoffs or payments of any kind by any Enclaves Group company or Enclaves Group person to any person, government official or entity for the purpose of improperly obtaining or retaining business or influencing  consideration of any business  activity.  This policy covers all
types  of  payments  that  may  or  may  not  be  considered   legal  under  the
circumstances.   Special  rules  may  apply  to  payments  or  gifts  (including
entertainment)  to  officers,  directors,   employees  or  other  affiliates  of
government owned or controlled  entities and certain highly  regulated  entities
(such as banks or insurance  companies),  as well as entities located in certain jurisdictions. Please consult the Audit Committee of the Board of Directors with any specific questions.

                           RESPECT FOR THE INDIVIDUAL

     CONDUCT BUSINESS ACTIVITIES IN AN ATMOSPHERE OF GOOD FAITH AND RESPECT.

         Enclaves Group strives,  on a personal  level, to treat each individual with dignity,  consideration  and respect.  All Enclaves Group persons should be honest and fair with others,  share the credit when credit is due,  avoid public criticism  of one  another  and  encourage  an  atmosphere  in  which  openness, cooperation and consultation are the norms.  Internal  relationships with fellow employees  should be based on the same high  standards of integrity  and ethical responsibility  that are observed with Enclaves Group tenants,  shareholders and the public.

         Enclaves  Group  is  committed  to  promoting   diversity   within  our
workforce;  achieving  it is an  important  competitive  advantage in the global marketplace.  Enclaves Group has a strict policy of equal opportunity in hiring, developing,  promoting and compensating employees. The company seeks to attract, retain and reward  employees  who perform  their work to the highest  standards, basing promotions on qualification and merit.

         Discrimination  is not  tolerated  on the  grounds  of  race,  national origin, religion, gender, age, disability, sexual orientation or veteran status.
Just as we do not tolerate  illegal  discrimination  in any form, we also do not tolerate  illegal  sexual or any other  form of  harassment  at any level of our company.  Employees  who  experience  or  observe  work-related  discrimination, harassment  or  similar  problems  are urged to  report  it to their  department manager, a representative of Human Resources or the Audit Committee of the Board
of Directors.

         Indebtedness  between  employees  is best  avoided and must not reach a
level  that  may  compromise  the  objectivity   essential  in  manager-employee
relationships  or  in  the  discharge  of  job-related   responsibilities.   Any
indebtedness   between  employees  and  their  direct  or  indirect  supervisors
(regardless  of which one is  borrower  or  lender)  must be  limited to nominal amounts.

         All medical or health-related information obtained through the Enclaves
Group  medical  plans is  considered  strictly  confidential  and  will  only be released upon the informed consent of the individual  employee whose records are being solicited or as required by law.

                    SAFEGUARDING ENCLAVES GROUP INFORMATION,
                               ASSETS AND PROPERTY

          PROTECT ALL ENCLAVES GROUP ASSETS AND USE THEM APPROPRIATELY.

         Enclaves Group persons must protect  Enclaves Group's assets and ensure their  efficient  use. You may only use Enclaves  Group  property for legitimate business purposes.  Any suspected fraud or theft of Enclaves Group property must be reported for investigation  immediately.  Enclaves Group's assets include our capital, facilities,  equipment,  proprietary information,  technology, business
plans,  ideas  for  new  products  and  services,  trade  secrets,   inventions,
copyrightable  materials and tenant lists.  Information  owned by Enclaves Group must be treated with the same care as any other asset,  and every Enclaves Group person has a role in protecting its confidentiality and integrity.

         Your  obligation  to protect  Enclaves  Group's  assets  applies to our firm's  proprietary  information.  Proprietary  information  includes  business, marketing and service plans, unpublished financial data and reports,  databases, tenant  information  and salary and bonus  information  as well as  intellectual property such as trade secrets, patents, trademarks and copyrights. Unauthorized use or distribution of this material is a violation of Enclaves Group policy. It may also be illegal and result in civil and criminal penalties.

         Intellectual  property refers to a company's intangible assets, such as the company's  business methods,  inventions,  trademarks and publications.  All inventions and copyrightable  material conceived by an employee within the scope of his or her employment  are the exclusive  property of Enclaves Group and as a condition of continued  employment the employee must do whatever is necessary to transfer  to  Enclaves  Group the  technical  ownership  of such  inventions  or materials.  All  employees  are required as a condition of their  employment  to disclose to Enclaves Group all inventions and  copyrightable  materials that are conceived, developed or otherwise pursued by them during their employment.

         In addition,  Enclaves Group also respects the intellectual property of other parties. The unauthorized use of another party's patented,  trademarked or copyrighted (audio, video, text) materials is strictly prohibited, regardless of their source. In addition, Enclaves Group does not permit the use of software or other  devices  whose  primary  purpose is the  circumvention  or  violation  of another's  intellectual  property rights.  Please contact the Audit Committee of the Board of Directors with questions  about the proposed use of another party's intellectual property and for appropriate contracts.

         Enclaves  Group  maintains and enforces a strong,  effective  system of internal  controls to safeguard and preserve the  information  and assets of our company, our tenants and our stockholders. These controls are designed to ensure that business transactions are properly authorized and carried out, and that all reporting is truthful and accurate.  These administrative and accounting control systems are the responsibility of each group in the Enclaves Group organization.

         All  business  transactions  require  authorization  at an  appropriate management  level.  Any  employee  who is  responsible  for the  acquisition  or disposition of assets for the company, or who is authorized to incur liabilities on the company's  behalf,  must act prudently in exercising  this  authority and must be careful not to exceed his or her  authority.  Equally  important,  every employee  must help  ensure  that all  business  transactions  are  executed  as authorized.

         Transactions  must be properly  reflected  on the  company's  books and records. Every employee is involved, if not in the authorization or execution of business  transactions,  in some level of reporting.  This may include reporting travel and entertainment  expenses or recording work hours on a timecard.  It is important  that all reporting be done honestly and accurately and that employees cooperate fully with both internal and independent audits.

                               COMPLIANCE WITH LAW

   KNOW, RESPECT AND COMPLY WITH ALL LAWS, RULES AND REGULATIONS APPLICABLE TO
                   THE CONDUCT OF ENCLAVES GROUP'S BUSINESSES.

         Enclaves Group actively  promotes  compliance with the laws,  rules and regulations  that govern our  company's  business.  Obeying  both the letter and spirit  of  the  law  is one of the  foundations  of  Enclaves  Group's  ethical standards.

         Enclaves  Group  employees  must  follow  and  obey the laws of all the states and  countries  where we operate.  While no employee is expected to be an expert  on every  detail  of all the laws  that  govern  our  business  in every jurisdiction, you are expected to understand the laws and regulations applicable to your duties at Enclaves Group and to understand  the  regulatory  environment within which the firm operates well enough to know when to seek advice from your manager or from the Audit Committee of the Board of Directors.

         The  Guidelines  have been  written  to  promote  compliance  with law.
However,  should  compliance  with the  Guidelines  bring you into conflict with applicable law in any  jurisdiction  where Enclaves Group conducts its business, you  must  obey the law and  notify  your  manager  of the  conflict  as soon as possible.  When you have questions or concerns about  practices or policies that might  violate  the  Guidelines,  you must bring them to the  attention  of your manager, the Audit Committee of the Board of Directors or senior management,  as appropriate.

         If at any time you find  yourself in a situation  you believe is or may be a violation of Enclaves Group policies, you must report the violation or what you believe or suspect is a possible violation. If you become aware that someone may be contemplating  an action that would be a violation,  please take steps to inform  your  manager  or a  member  of the  Audit  Committee  of the  Board  of
Directors.  Reporting to the Audit  Committee  of the Board of Directors  may be
done on an anonymous and confidential basis.  Specific  information about can be found at the end of the  Guidelines,  along with  information  on how to contact members of the Enclaves Group Board of Directors and its Audit Committee.

         Enclaves Group actively  promotes  compliance with the laws,  rules and regulations  that  govern our firm's  business.  Enclaves  Group will report any suspicions  of  violations  of law and  regulations  governing  our  business to
appropriate  regulatory  and  governmental   authorities  and  take  appropriate
disciplinary action, including termination of employment.

         Certain  significant  policies and regulations  are highlighted  below.
This  list is not  meant  to be an  exhaustive  review  of  these  policies  and regulations,  nor does it  constitute  a complete  listing  of the laws,  rules, regulations  and  policies  that must be  adhered  to by every  employee  in the conduct of his or her duties at Enclaves Group.

         INSIDER  TRADING.  Enclaves Group policy prohibits every Enclaves Group person from acting upon material non-public information to benefit themselves or others.  Information is "material" if there is a substantial  likelihood  that a reasonable  investor  would  consider  it  important  in  making  an  investment decision,  or it could reasonably be expected to affect the price of an issuer's securities.  At times,  our policies may limit the ability of some  employees to
enter  into   transactions.   Anyone  with  ongoing   possession  of  non-public
information may be unable to trade personally in the securities of the companies about which he or she has information.

         Those having access to confidential or nonpublic  information  must not use or share that information  except in connection with the legitimate  conduct of Enclaves  Group  business.  Enclaves  Group  strives to prevent the misuse of material  non-public  information  by, among other  things,  limiting  access to confidential  information  and limiting and  monitoring  communications  between
Investment  Banking and the  company's  sales,  research and trading  areas.  In addition to civil and criminal penalties,  misuse of confidential information or engaging  in insider  trading  will  result in  disciplinary  action,  including termination.

         MONEY  LAUNDERING;  ANTITERRORISM  LAWS.  Enclaves Group complies fully with federal, state and international laws prohibiting money laundering and with the safeguards against terrorist activity contained in the USA Patriot Act.

         Under no circumstances  should any Enclaves Group employee  participate in any money  laundering  activity.  In addition to severe  criminal  penalties, money  laundering by Enclaves Group  employees and violations of the USA Patriot
Act will result in disciplinary action,  including  termination.  Any suspicious deposits or any other tenant activity that raises  questions about the source of the tenant's funds should be reported  immediately to your manager and the Audit
Committee of the Board of Directors.

         IMPROPER AND CORRUPT PAYMENTS; FCPA VIOLATIONS.  The local laws in most countries  outside the United States and the U.S. Foreign Corrupt  Practices Act
(FCPA)  prohibit  providing  money  or  anything  else of  value  to  government officials,  political parties or candidates for public office for the purpose of improperly  influencing their actions in order to obtain or retain business. The
FCPA applies to all Enclaves Group  controlled or managed  companies  around the world as well as to all Enclaves  Group  persons,  regardless of  citizenship or residency. In addition, the local laws of countries in which Enclaves Group does business must be honored.

         Enclaves Group is committed to full  compliance with the FCPA and other anti-corruption  or anti-bribery  laws. If you suspect that any activity you are involved in may violate the FCPA or other anti-corruption laws, or if you become aware of such activity by any Enclaves  Group person,  you must notify the Audit
Committee of the Board of Directors immediately.

         POLITICAL  CONTRIBUTIONS  BY ENCLAVES GROUP  COMPANIES.  Distinct rules govern political  contributions  made by Enclaves Group and its subsidiaries and affiliates.  In recent  years,  public  concern  about  corporate  payments  and political  contributions has risen  significantly.  Enclaves Group's policies on corporate  political  contributions  address these  concerns.  Generally,  it is against  Enclaves  Group  policy and, in many  instances,  it is illegal to make corporate  contributions to political parties or candidates for public office in any country.  However,  certain exceptions apply and, therefore,  Enclaves Group
has  adopted  a  procedure  to  obtain   approvals.   This  process  includes  a
determination  of the legality  and the  appropriateness  of each  contribution.
Employees  should  consult  senior  management  or the  Board of  Directors  for guidance.

         PROPER  RECORD-KEEPING  AND  DISCLOSURE  REQUIREMENTS.  Enclaves  Group
requires  honest and accurate  accounting  and  recording of financial and other information  in order to make  responsible  business  decisions  and  provide an accurate account of our company's performance to stockholders and regulators. It is a violation of law and Enclaves Group policy for any Enclaves Group person to attempt to improperly  influence or mislead any accountant  engaged in preparing our audit.  Enclaves Group is committed to full compliance with all requirements applicable to its public disclosures. Enclaves Group requires that its financial
and  other  reporting  fairly  present  the  financial  condition,   results  of
operations  and cash flow of our company and that it comply in all respects with applicable law, governmental rules and regulations, including generally accepted accounting  principles  (GAAP) and applicable  rules of the U.S.  Securities and
Exchange Commission (SEC) and other market and banking regulators.

         Enclaves Group has  implemented  disclosure  controls and procedures to ensure that its public  disclosures  are timely,  compliant and otherwise  full, fair, accurate and understandable. All employees responsible for the preparation of Enclaves Group's public  disclosures,  or who provide  information as part of that  process,  have a  responsibility  to  ensure  that  such  disclosures  and information  are  complete,  accurate and in compliance  with  Enclaves  Group's disclosure controls and procedures.

         DOCUMENT RETENTION AND DESTRUCTION.  Without  exception,  all employees must fully comply with  Enclaves  Group's  document  retention  and  destruction policy.  It is a criminal  offense to destroy  documents  that are  subject to a subpoena or other legal process. Once a legal proceeding has begun, or even when one is threatened or reasonably likely, federal and state obstruction-of-justice statutes require Enclaves Group to preserve  documents relevant to the issues in that proceeding even before specific documents are requested. Any Enclaves Group employee  who fails to comply  with this  policy,  as well as state and  federal laws, is subject to termination and may also face criminal or civil prosecution, with possible fines and prison terms.

         COOPERATION WITH  INVESTIGATIONS  AND LAW  ENFORCEMENT.  It is Enclaves
Group policy to cooperate  with  government  investigators  and law  enforcement officials.  Every Enclaves Group person must also cooperate with  investigations
by  non-governmental   regulators  with  oversight  of  our  business,  such  as
securities exchanges, as well as with internal Enclaves Group investigations.

         All  inquiries  or requests or demands for  information  from  external investigators  must be immediately  referred to the Audit Committee of the Board of Directors.  The Audit Committee of the Board of Directors must coordinate all responses  to  external  investigators'  questions.  Failure to  cooperate  with
legitimate   investigations  will  result  in  disciplinary  action,   including
termination.

         PRIVACY. Enclaves Group persons must comply with all applicable privacy laws in their  handling of tenant  matters and tenant and company  records.  You should refer any questions about the  applicability of privacy laws to the Audit
Committee of the Board of Directors.

         TIED  BUSINESS  DEALINGS.  "Tying"  arrangements,   where  tenants  are
required to purchase one product or service as a condition  to  another's  being made  available  to them,  are  unlawful in certain  instances.  Consult  senior management or the Board of Directors for advice about tying restrictions.

         INTERNATIONAL  BOYCOTTS;  ECONOMIC  SANCTIONS.  It is Enclaves  Group's
policy,  in compliance  with U.S. laws,  not to participate in boycotts  against countries friendly to the United States. Furthermore,  federal legislation makes knowing violations of its anti-boycott provisions a criminal offense.

         Examples of  activities  that may be  perceived as  participating  in a boycott include refusing,  or requiring another person to refuse, to do business with a boycotted country, its business concerns, its residents, nationals or any other person.

         Enclaves  Group policy  requires  compliance  with  economic  sanctions imposed by the U.S.  government,  state and local  governments,  and the laws of every other country in which Enclaves Group does  business.  Economic  sanctions may  affect  business  with  individuals,  corporations,  governments  and other entities.  All employees are required to take  appropriate  steps to comply with

economic  sanctions,   including  being  generally  familiar  with  the  various
sanctions  programs  and taking  adequate  steps to ensure that they "know their tenant."  In some  instances,  the laws of a  jurisdiction  may differ  from the sanctions imposed by the U.S. government. In these situations,  and particularly in situations where the laws conflict, the activities and/or accounts subject to the differing  programs must be reviewed by the Audit  Committee of the Board of
Directors case by case.

              ENCLAVES GROUP WRITTEN AND ELECTRONIC COMMUNICATIONS

 USE THE COMPANY'S INFORMATION AND COMMUNICATION TOOLS PROPERLY AND JUDICIOUSLY.

         Enclaves  Group  has  strict  policies  on use of the  Internet  and on written and electronic communications.

         Only  authorized  connections  are permitted and access to the Internet must be accomplished via an approved  security  gateway.  Furthermore,  Enclaves
Group  employees are not  permitted to link to the Internet from Enclaves  Group offices via modem dial-up services or other external service  providers  without the  express  approval  of senior  management.  Additionally,  employees  should exercise  good  judgment  when  using the  Internet  during  business  hours for personal, non-business purposes.

         An Enclaves Group employee may not do any of the following:

         o      transmit,  copy or download  any  material,  including  sexually explicit  images or messages and  materials  containing  racial, ethnic or other  slurs,  that may defame,  embarrass,  threaten, offend or harm a Enclaves  Group person or tenant or the general public;

         o      transmit,  post,  copy or download  any  copyrightable  material without the consent of the material's owner or publisher;

         o      transmit or post non-public corporate information about Enclaves
                Group or any  company  to any  organization  or  individual  not authorized to receive or possess it;

         o      attempt  to gain  access to any  computer,  database  or network without authorization or willfully propagate computer viruses or other disruptive or destructive programs;

         o      distribute   unsolicited  e-mail  messages,   advertisements  or
                postings to multiple  newsgroups,  individuals or  organizations
                (e.g., "spamming"); and

         o      use  electronic  means for the purpose of gambling or to send or forward chain letters.

         No Enclaves Group person may establish e-mail addresses or domain names that attempt to trade on, or are derived from,  the Enclaves Group name; if such use is identified,  immediate  relinquishment will be requested.  Enclaves Group employees  should not register  domain names on behalf of Enclaves Group and may not establish  Internet  websites  related to Enclaves  Group  business  without

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approval  from their  business unit head,  Corporate  Marketing and the Board of
Directors.  Approved  Internet  websites  must  follow the format and  technical specifications provided by Corporate Marketing.

         Employees  are  reminded  to be sure that their  system  passwords  are secure.  Inappropriate  conduct  in  respect  of the usage of  Enclaves  Group's communications systems will lead to disciplinary action, including revocation of privileges, immediate termination and referral to regulatory authorities.

         Electronic  communications  should be treated with the same care as any other  business  communication.  Any  communication  relating to Enclaves  Group business must be of an appropriate  nature, must not violate the legal rights of
Enclaves  Group,  any  Enclaves  Group  person  or  third  party,  and  must  be transmitted, stored and accessed in a manner that safeguards confidentiality and complies  with  applicable  law.  All written  communications,  including  those electronically delivered,  should be clear, concise and professional in tone and content.  Communications for personal, non-business purposes should be kept to a minimum.

         All electronic  communications relating to Enclaves Group business must be made through the Enclaves Group network unless senior management or the Board of Directors has expressly authorized another means. Electronic  communications, including  connections  to Internet and Intranet  websites  using Enclaves Group computing  or network  resources,  are the  property of  Enclaves  Group and are subject to monitoring and surveillance. Communications by certain Enclaves Group personnel  are  subject to  detailed  supervisory  requirements.  Employees  are reminded to consult the policies and procedures for their business area.

                    COMMITMENT TO PROMOTING ETHICAL CONDUCT:
                    ETHICS HOTLINE AND CONFIDENTIAL REPORTING

                 PROMPTLY REPORT ILLEGAL AND UNETHICAL BEHAVIOR.

         Protecting the company's  reputation is everyone's  job. Every Enclaves
Group person has an obligation to question  situations that may violate Enclaves
Group's standards of business conduct.

         Enclaves  Group will conduct  periodic  audits of  compliance  with the
Guidelines.  Allegations of potential  wrongdoing will be investigated and, upon the  advice  of  counsel,  will be  reported  to the Board of  Directors  (or an appropriate committee thereof) and to the relevant authorities.  Knowingly false accusations of misconduct will be subject to disciplinary  action.  All Enclaves
Group  persons are  required to  cooperate  fully with any  internal or external investigation.  Enclaves Group persons must also maintain the confidentiality of any investigation and related documentation,  unless specifically  authorized by the Audit Committee of the Board of Directors to disclose such information.

         Appropriate disciplinary penalties for violations of the Guidelines may include  counseling,  reprimands,  warnings,  suspensions  with or without  pay, demotions,  salary  reductions and  terminations.  Disciplinary  action may also extend to a violator's  manager  insofar as Enclaves Group  determines  that the violation  involved the  participation of the manager or reflected the manager's lack of diligence in enforcing  compliance with the Guidelines.  As set forth in

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more detail later in the Guidelines,  any person who takes any action whatsoever in retaliation against any employee who has in good faith raised any question or concern  about  compliance  with  the  Guidelines  will be  subject  to  serious sanctions, which may include termination.

         All  Enclaves  Group  persons are  responsible  for acting  quickly and effectively against violations of the Guidelines and the policies and procedures established by Enclaves Group.  All employees having doubt about the best course of action in a particular  situation are  encouraged to speak to their  manager, the legal counsel covering their business group or other  appropriate  personnel at any time.  Directors may contact the Company's  General  Outside  Counsel for advice on any situation of concern to them.

         Employees must report  violations of law,  rules,  regulations and this
Code of Ethics to their managers,  senior  management or the Board of Directors, as  appropriate.  If you  are  not  comfortable  raising  an  ethical  issue  or discussing a possible or actual violation with your manager, or you have done so and the manager  has not  responded  to the  problem,  you must seek  assistance elsewhere within Enclaves Group.

         Enclaves Group has procedures for raising ethical concerns,  misconduct or  violations  in a  confidential  manner and  without  retribution,  including concerns  regarding internal  accounting  controls,  questionable  accounting or auditing  matters.  You  may  raise  your  concerns,  suspicions  or  claims  of violations  by  writing in  confidence  to the Audit  Committee  of the Board of
Directors at the address  below.  The Audit  Committee of the Board of Directors has established  procedures for the receipt,  retention and handling of concerns received by it regarding  accounting,  internal accounting controls, or auditing matters. You need not disclose your identity.

                    Audit Committee of the Board of Directors
                     2550 East Trinity Mills Road, Suite 122
                             Carrollton, Texas 75006

         If you prefer to contact one or more  members of the Board of Directors with your concerns or to relay specific  information by direct and  confidential access, you may contact the Corporate Law Group at:

                   Board of Directors of Enclaves Group, Inc.
                             c/o Corporate Secretary
                     2550 East Trinity Mills Road, Suite 122
                             Carrollton, Texas 75006

You need not disclose your identity.

         Enclaves Group will not tolerate  retaliation against those reporting a violation  or possible  violation  of policy in good faith.  As provided by law,
Enclaves Group is not permitted to fire, demote, suspend, harass or discriminate against any employee who lawfully provides  information to, or otherwise assists or participates in, any investigation or proceeding by a U.S.  regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee or the employee's manager,  relating to what the employee reasonably believes is

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a violation of the securities  laws or an act of fraud. No Enclaves Group person is permitted to take any such retaliatory action.

         Waivers  of any  provision  of the  Guidelines  will only be given when deemed  absolutely  appropriate  under the  circumstances  and then  strictly in accordance with the procedures established by the Guidelines and Employee Manual and other policies.  A waiver for any Enclaves Group executive officer or member of the Board of  Directors  will only be granted by the Board of  Directors or a committee  thereof.  Any such waiver  granted by the Board of Directors  will be promptly disclosed as required by law or stock exchange regulation.

                                   CONCLUSION

                               USE GOOD JUDGMENT.

         These Guidelines for Business  Conduct provide specific  guidelines for ethical  conduct in broad areas of concern.  It would be  impossible to describe every  situation in which a Enclaves  Group person might be  confronted  with an ethical  dilemma.  Everyone  must  take  the  time to think  about  the  ethical ramifications  of  questionable  situations,  bearing in mind that a bad ethical decision may lead to improper or even criminal behavior.

         Senior  officials  of  Enclaves  Group are  available  to  assist  with business conduct and ethical issues that give you concern. Nevertheless, in many instances,  you must rely on your own  personal  ethical  standards in assessing difficult situations. Consider the following questions:

         o      Is the proposed action legal?

         o      Does it endanger anyone's financial  stability,  life, health or safety?

         o      Is it consistent with Enclaves Group policy?

         o      Will it enhance the company's reputation?

         o      Would we lose tenants if this action were known to them?

         o      Would  you like to see it become a  general  industry  or public practice?

         o      Would you be  embarrassed  if all the details were known by your manager, peers, subordinates, family or friends, or if they were published in a newspaper?

         o      Could this action in any way be interpreted as, or appear to be, inappropriate behavior?

         o      What would you think of your manager,  peers or  subordinates if any of them behaved similarly?

         o      Does the action you are considering make you feel uncomfortable?
                Are you compromising your own personal ethics in any way?

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         Enclaves  Group expects all Enclaves Group persons to make a commitment to observe the highest  ethical  standards  and  exercise  good  judgment in all business dealings on behalf of the company.

                       ENCLAVES GROUP PRINCIPLES IN ACTION

INTEGRITY

         No one's personal  bottom line is more important than the reputation of our company. At Enclaves Group, our goal is to:

         o      Exemplify  the highest  standards of personal  and  professional ethics in all aspects of our business.

         o      Be honest and open at all times.

         o      Stand up for one's  convictions  and accept  responsibility  for one's own mistakes.

         o      Comply  fully with the letter and spirit of the laws,  rules and practices that govern  Enclaves Group and its activities  around the world.

         o      Demonstrate consistency between one's words and actions.

RESPECT FOR THE INDIVIDUAL

         We  respect  the  dignity  of each  individual,  whether  an  employee, shareholder, tenant or member of the general public. At Enclaves Group, our goal is to:

         o      Treat  everyone,  regardless  of  level  or  circumstance,  with dignity and respect.

         o      Demonstrate  sensitivity to workloads and support an appropriate balance between work and personal life.

         o      Support an environment where people of different backgrounds can
                reach   their   fullest   potential   with   equal   access   to
                opportunities.

         o      Foster an environment  where trust and openness are the norms by discussing positions fairly and objectively and valuing contrary opinions.

         o      Strive  to  understand  others  and  actively  listen  to  their concerns and perceptions.

         o      Take time to explain issues and answer questions.

         o      Collaboratively  resolve  problems  in a way that is  respectful toward individuals.

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TENANT FOCUS

         The tenant is the driving  force behind what we do. At Enclaves  Group, our goal is to act in ways that help us to:

         o      Understand the tenant by  anticipating  and responding to tenant needs.

         o      Fulfill tenant expectations  without  compromising the integrity of Enclaves Group.

         o      Provide  value-added  advice and  guidance by  analyzing  tenant needs and resolving issues.

         o      Provide the broadest  range and highest  quality of products and services, which are easy for tenants to use.

         o      Develop  and  maintain   long-term   relationships  by  actively
                listening to tenants in order to build trust and loyalty.

         o      Offer personal and individual service.

         o      Use the company's technology to best serve the changing needs of tenants.

         o      Through  teamwork,  leverage our  capabilities  and resources to fully meet the needs of our tenants.

TEAMWORK

         We strive for seamless  integration of services.  In the tenant's eyes, there is only one Enclaves Group. At Enclaves Group,  our goal is to act in ways that help us to:

         o      Communicate and share information  candidly and openly with each other.

         o      Cooperate  and  collaborate  within  and across  workgroups  and teams.

         o      Value   individual   differences  in  style,   perspective   and
                background.

         o      Share  successes and failures so we can learn from each other to enhance group results.

         o      Take on  responsibility  for helping others by being dependable, reliable and contributing fully to the team.

         o      Recognize and reward individual and team accomplishments.

         o      Participate in setting and communicating  goals,  objectives and standards.

         o      Forge  relationships with colleagues based on trust and respect, regardless of level.

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RESPONSIBLE CITIZENSHIP

         We strive to improve the quality of life in the  communities  where our employees live and work. At Enclaves Group, our goal is to act in ways that help us to:

         o      Recognize,  follow and respect all customs, norms and laws where
                Enclaves Group conducts business.

         o      Foster an  atmosphere  that  supports and  encourages  community involvement.

         o      Contribute  time,  talent and  resources to make a difference in the lives of others.

         o      Behave  responsibly  toward  our  environment  in a manner  that protects human health, natural resources and the environment.

NOTE ON TERMS USED IN THE GUIDELINES:

"Enclaves  Group" means Enclaves  Group,  Inc. and all of its  subsidiaries  and affiliates.

"Enclaves  Group  persons"  means the  employees,  officers  and  directors  of
Enclaves Group.

"Directors" means the directors of Enclaves Group, Inc.

" Employees" means the employees and officers of Enclaves Group.

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